GROWTH | Med

MASTER SERVICE AGREEMENT
PROJECT SUMMARY FOR
HEALTHCARE SOLUTIONS HOLDINGS, INC.

Customer:	Healthcare Solutions Holdings, Inc. 3 School St #303 Glen Cove, NY 11542 (866) 668-2188	**Effective Date:**	October 1, 2020
Customer Contact:	Name: Josh Constantin Title: Controller Email: opts@HSHmedical.com		
Website:	Primary: AdvanceCareMD.com Secondary: All three (3) Secondary websites will use same layout developed for Primary but different imagery and will not include Maintenance Services as apart of Agreed Maintenance Fee. 1.) HSHmedical.com 2.) HSHsurgical.com 3.) HSHdistribution.com		
Services:	See Specifications. (Please Note: All GrowthMed contracts include a "Build" phase and a "Maintenance" phase. Contract pricing is applied across both Build phase and the initial term of the Maintenance phase. Therefore, this Agreement is for the entire Build Phase and at least the initial term of the Maintenance phase. The full price of the contract is incurred upon execution, whether or not the contract is terminated before the Maintenance phase is completed. Additional terms and conditions apply.)		
Fees:			
Build Fees	Build Fee Total	Build Fee Deposit	Build Fee Balance Due
	$30,000	$15,000	$15,000
Maintenance Fees	Agreed Maintenance Fee	Agreed Maintenance Period	Note: Customer expressly acknowledges it has read and agrees to the Binding Arbitration provision set forth at Section 9.9
	$3,500	12 Months	

Signature:

Customer's signature on this Project Summary certifies the following:

(a) Customer has read and agree to the **Specifications** attached hereto as Attachment "A". This Agreement is not valid without accompanying Specifications;

(b) Customer has read and agrees to the terms set forth in the **Terms and Conditions** attached hereto;

(c) The person signing this Agreement for Customer has the requisite authority to enter into this Agreement on behalf of the Customer so as to bind Customer hereto.

CUSTOMER SIGNATURE	**GROWTHMED APPROVED AND AGREED.**
Dated: 10/06/2020	Dated: October 1, 2020
Customer: Healthcare Solutions Holdings, Inc.	Fruchter & Co. dba GrowthMed, Inc.:
Josh Constantin	Steven Fruchter
Name: Josh Constantin Title: Controller	By: Steven Fruchter, CEO

GROWTH | Med

MASTER SERVICE AGREEMENT
Specifications

The following specifications relate to the Master Service Agreement by and between GrowthMed, Inc., a California corporation located at 8055 W Manchester Blvd #720, Playa del Rey, CA 90293 ("GrowthMed") and the Customer identified above in the Project Summary executed in conjunction herewith.

1. **Build Services:**

Custom Responsive Design & Initial Website Setup and Creation:
GrowthMed agrees to the initial Design, Build and setup of Website including, but not limited to the following:

(a) Build Responsive Website.
(b) Create mobile site for Website with call to actions always visible.
(c) Create new Website URL architecture.
(d) Create 301 re-directs from old webpage URLs to new Website URLs.
(e) Copy content from old webpages to new Website.
(f) Add new content provided by Customer to new webpages.
(g) Setup before and after gallery.
(h) Create Table of Contents for each webpage with three or more sub-headings.
(i) Setup SSL (encryption) for SEO and HIPAA compliance.
(j) Update local business citations to reflect new web address (including https://).
(k) Optimize all files of Website for speed through backend technology and optimizations to Website files and structure.
(l) Setup initial SEO optimizations along with proper Schema coding for business.

Price includes unlimited content updates, modifications, and additions within the time frames set forth in the Terms and Conditions including any cropping and editing of "before and after gallery photos" as required.

2. **Maintenance Services:**

A. Fees. Maintenance Fees are due monthly beginning on the first of the month following the date upon which the Website is publicly available on the Internet via GrowthMed's hosting ("Launch") and continues for a twelve (12) month period from that day. Maintenance Fees are based, in part upon the complexity of the Design and Build Services and are fully incurred as of the Effective Date of this Agreement. The entire amount is due regardless of any earlier termination of this Agreement but may be paid over the twelve (12) months following Launch.

B. GrowthMed agrees to create, install, manage, develop and employ custom SEO strategies, including, but not limited to the following:

a) Title tag enhancement.
b) Meta tag enhancement.
c) URL re-structuring.
d) Sitemap submission.
e) Updating content provided by Customer, such as text, photos, videos, and before and after gallery media.
f) Addition of Schema.org markup where appropriate (Reviews, Address, Open Hours, etc).
g) Creation or updating of Social Media accounts where appropriate for SEO purposes.
h) Create Google Business pages for all business locations.
i) Merge duplicate Google Business location pages.
j) Conversion Optimization, the method of creating an experience for Website or landing page visitor with the goal of increasing the percentage of visitors that convert into potential patients.
k) Landing page creation where appropriate for SEO purposes.
l) Removing bad/spam links from site's link profile.
m) Removing keyword spam from content of Website.

GrowthMed Initials LF Customer Initials _____

- **n)** Remove duplicate content from Website.
- **o)** Optimize all files of Website for speed through backend technology and optimizations to Website files and structure.
- **p)** Create at least one 1,500+ word article per month that may be distributed via social networks and other platforms where appropriate.
- **q)** Name, Address, Phone Number of business exact matching and de-duplication across main aggregators and Website.
- **r)** Hosting email for Website domain.
- **s)** Management of Domain Name Servers exclusively for Website to ensure speed and reliability.
- **t)** Ability to contact customer support 24/7.
- **u)** SSL security, we will purchase the certificate for Website and setup and redirect traffic to new secure website (https).

C. Advertising

The Advertising setup fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary where Customer chooses to have GrowthMed manage their Advertising campaigns. A management fee of 20% of the advertising budget that month will be added to that month's bill.

GrowthMed agrees to create, manage, and optimize Advertising strategies including, but not limited to the following:

(a) Create campaigns on platforms such as Google AdWords, Facebook, Instagram, etc.
(b) Create landing pages as necessary.
(c) Optimize quality scores, by closely mapping the ad text, keyword text, and text on landing page into small focused groups.
(d) Track and optimize campaigns to try and spend as little as possible for a positive return on investment.

D. Webhosting

Website hosting fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary.

E. 1,500+ word article

1,500+ word article per month fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary.

F. Email Blasts

Email blast fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary. Service includes two email blasts per month are included. Email list is also automatically updated via leads submitted through Website.

G. Public Relations Outreach

Public Relations outreach fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary.

H. Email Hosting Fee.

Email hosting fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary. This service includes up to fifty (50) email boxes will be created and managed by GrowthMed for Website covered in this agreement.

I. SSL Certificate.

SSL certificate fee is **waived** and included in the Build and Maintenance Fees set forth in the Project Summary and will be setup and managed by GrowthMed for Website.

GROWTH | Med

MASTER SERVICE AGREEMENT
Terms and Conditions

THIS AGREEMENT ("Agreement") is made as of the effective date set forth in the on the project summary attached hereto ("Project Summary"), ("Effective Date") by and between Fruchter & Co dba GrowthMed, a California corporation located at 8055 W Manchester Blvd #720, Playa del Rey, CA 90293 ("GrowthMed") and Customer identified in the Project Summary ("Customer").

RECITALS.

A. GrowthMed is a recognized leader in (a) the design and development of websites ("Web Development") and (b) the development of strategies for Internet websites to help increase the visibility and accessibility of such websites to Internet search engines ("SEO Services"). Web Development, SEO Services and other related products and services including web hosting, domain name registration, advertising media buys, among others are referred to jointly as "GrowthMed Services".

B. GrowthMed desires to form a relationship with Customer to facilitate the provision of GrowthMed Services to Customer.

C. Customer desires to retain GrowthMed to provide certain Build and Maintenance Services to Customer according to the specifications attached hereto as Attachment "A". ("Specifications").

Now therefore, Customer and GrowthMed herein set forth the mutual covenants, terms and conditions under which the Services and other products and services shall be provided and the Specifications therefore.

1.0 DEFINITIONS

Other than as defined this Agreement, all capitalized terms shall have the meaning understood in contracts of the nature of the present Agreement.

1.1 Confidential Information. Confidential Information shall have the meaning set forth at Paragraph 6.1.

1.2 Customer Data. The collection of materials provided by Customer to GrowthMed including materials obtained from Customer's existing website.

1.3 Deliverables. The collection of Work Product, Pre-Existing, Derivative and/or Generic Materials which are produced by GrowthMed according to the Specifications for production to Customer once they are so produced and delivered.

1.4 Work Product. Work Product shall mean a fully functional graphic representation of the Website as delivered to Customer in the form of a Mirror Static Copy and/or XML export and shall expressly not include any Pre-Existing, Derivative or Generic Materials as defined herein.

2.0 TERM AND TERMINATION

2.1 Term. This Agreement will commence on the Effective Date and will continue in effect until the conclusion of the Agreed Maintenance Period ("Minimum Term") at which time it will automatically renew for subsequent six (6) month periods until terminated by either party as provided herein.

2.2 Termination. This Agreement may be terminated upon thirty (30) days' notice by either party at any time after the conclusion of the Minimum Term except that to be effective, any notice of termination shall be at least 30 days prior to the next upcoming renewal date. Any notice of termination received by GrowthMed within 30 days prior to the next annual renewal will be effective as to the following renewal period only. Prior to the conclusion of the Minimum Term, this Agreement may be terminated by either party, for any reason or no reason, upon three (3) months written notice (acknowledged fax or email shall suffice) to the other party subject to the requirements of section 2.3 below.

2.3 Effect of Termination. Any termination of this Agreement prior to the conclusion of the Minimum Term shall be effective to terminate GrowthMed services as set forth in this Section but it shall not have any effect upon Customer payment obligations through any remaining term. Upon the effective date of any termination of this Agreement: (i) GrowthMed may remove the Website from GrowthMed servers as of the effective date of such termination; Customer shall be responsible for payment of the Agreed Maintenance Fee for any month or portion thereof, during which the Website remains publicly available on GrowthMed Servers; it is Customer's responsibility to ensure that the Website is removed from GrowthMed Servers after any termination (ii) GrowthMed shall discontinue use of all Customer Confidential Information, (iii) Customer shall discontinue use of all GrowthMed Confidential Information (iv) GrowthMed shall deliver to Customer all Work Product (without regard to stage of completion and including all Deliverables) and (v) each party shall destroy or, at the sharing party's request, return all embodiments of Confidential Information in their possession or control. Neither termination or expiration shall operate to cease any payment obligation required under this Agreement which shall continue in full force and effect until satisfied in full, except that at the option of GrowthMed, any remaining obligations may be accelerated such that all remaining payments are due at the time of such notice of termination. GrowthMed shall, within thirty (30) days of the effective date of any Termination under this section issue final invoices for all Fees due under the Agreement, the Specifications and any Work Order. All unpaid invoices shall be paid within 30 days of issuance.

3.0 DESIGN AND BUILD SERVICES.

3.1 Customer Questionnaire. Customer will provide sufficient time and materials to GrowthMed as may be necessary for GrowthMed to complete the design of the Website and produce a mockup of the Website homepage. Customer agrees to provide a full and complete response to the GrowthMed Questionnaire which will facilitate the initial transfer of information from Customer to GrowthMed for use in the design of the Website. Customer agrees that GrowthMed may utilize any and all information provided by Customer to GrowthMed via the Questionnaire in the design of the Website. Customer warrants that it has all right and title to all information provided therein.

3.2 Design Phase. GrowthMed will work with Customer to create a design for the Website based on Customer's desires and feedback according to the terms set forth in the Specifications ("Design Phase"). GrowthMed will work with Customer to receive unlimited customer comment, adjustments and change requests to the Design up to a maximum of thirty (30) days from delivery of the initial design to Customer ("Design Adjustment Period") at no additional cost to Customer. The Design phase will be deemed complete upon the earlier of either (a) Customer's express written approval (email shall suffice) or (b) 30 days from the conclusion of the Design Adjustment Period.

3.3 Build Phase. For a period of time after the completion of the Design Phase, GrowthMed will work to create a functional version ("Build") of the design produced during the Design Phase ("Build Phase"). There will be limited customer input necessary or required during the Build Phase. Once the Build is complete, GrowthMed will notify Customer. For a period of not more than thirty (30) days after such notice, GrowthMed will work with Customer to receive unlimited customer comment, adjustments and changes to the functionality of the Build to bring the Build into conformance with the Specifications ("Build Adjustment Period"). Changes to the Build will be made during the Build Adjustment Period where Customer and GrowthMed each agree that adjustment is necessary and appropriate. The Build Adjustment Period shall deemed complete and there shall be no further Build Phase obligations of any kind owed by GrowthMed to Customer upon the earlier of either (a) Customer's express written approval (email shall suffice) or (b) 60 days after commencement of the Build Adjustment Period.

3.4 Design and Build Phase Generally. Subject to the terms and conditions of this Agreement, GrowthMed shall use commercially reasonable efforts to render and perform the Design and Build Services under this Section 3.0 for Customer (the "Services") substantially in accordance with specifications attached hereto ("Specifications"). The manner and means by which GrowthMed chooses to perform the Services are in GrowthMed's sole discretion and control. In performing the Services, GrowthMed shall provide its own equipment, tools and other materials at its own expense, except that Customer shall provide any equipment, tools, and other materials that the Services uniquely require at its own expense. Customer shall make its facilities and equipment (including but not limited to hosting servers, DNS, domain name IP addresses) reasonably available to GrowthMed when necessary (subject at all times to the confidentiality provisions of this Agreement). In performing the Services, GrowthMed will (i) perform the Services in a timely and professional manner consistent with generally recognized industry standards, (ii) not violate its obligations of confidentiality to any third party, (iii) not infringe or violate any third party's copyright, trade secret or trademark rights and will not knowingly infringe or violate any other third party intellectual property rights, and (iv) comply with all applicable laws, including without limitation, export control laws, data privacy laws, and laws related to bribery, corruptions and related matters. Customer expressly acknowledges the nature, extent and limitations of each of the Services as set forth in the Specifications. Nothing in this Agreement, the Specifications or any Work Order should be taken as a guarantee of any particular search engine placement or performance. Customer agrees to make available to GrowthMed, for GrowthMed's use in performing the Services required by this Agreement, such items of software as Customer and GrowthMed agree are reasonably necessary for such purpose. Customer is responsible to provide all content for use on the Website other than as expressly provided to the contrary herein. Customer agrees to make available any access to services, hosting or other resources deemed necessary by GrowthMed to fulfill all Build Services under this Agreement. GrowthMed reserves the exclusive right, for the duration of this Agreement, to approve or disapprove any design strategies, existing code or other techniques, whether requested by Customer or presently employed by Customer that are considered by GrowthMed to be detrimental to SEO and the execution of GrowthMed's services under this Agreement.

3.5 Temporary Maintenance Services. During the Design and Build phase of this Agreement, GrowthMed shall facilitate all maintenance services necessary to complete all Design and Build phase obligations at no additional cost. All maintenance services provided under the Design and Build phase of this Agreement are provided subject to the limitations and other provisions set forth in under the Maintenance Services portion of this Agreement as though they were provided thereunder. The provision of maintenance services or the failure to provide such services during the Design and Build phase of the Agreement shall have no bearing upon the completion or the timing of any aspect of the completion of the Design and Build phase.

4.0 MAINTENANCE SERVICES.

4.1 Commencement of Maintenance Phase. Except as provided above, Services under the Maintenance Phase of this Agreement shall commence only upon the formal conclusion and release of the Build Phase obligations as provided under Paragraph 3.3 herein.

4.2 Search Engine Optimization. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, provide certain Search Engine Optimization ("SEO") services to Customer for the Website. Customer acknowledges that the nature of Search Engine Optimization and many of the resources GrowthMed may employ under this Agreement are fluid and highly competitive. GrowthMed does not guarantee #1 positions, consistent positioning, "top 10 positions" or guaranteed placement for any particular keyword, phrase or search term. Customer acknowledges that GrowthMed's past performance is not indicative of any future results Customer may experience. Customer acknowledges that SEO and non-paid submissions to search engines and directories can take an indefinite amount of time for inclusion in any particular index. Each design edit or other change made to the Website or any resources employed by GrowthMed will substantially increase these inclusion times and the success of SEO efforts overall. Customer acknowledges that search engines, directories or other resources may block, prevent or otherwise stop accepting submissions for an indefinite period of time. Customer acknowledges that search engines may drop listings from its database for no apparent or predictable reason. Therefore, the only obligation of GrowthMed under this Agreement as to SEO shall be to expend sufficient time and effort as GrowthMed may determine necessary to be optimally effective based upon its experience in the industry. Further, in the event of a delisting of the Website, GrowthMed shall re-submit the Website to search engines based upon on the then current policies of the search engine in question in the manner most appropriate as determined by GrowthMed at the time based in part upon

whether Customer has chosen to participate in pay inclusion programs. GrowthMed shall keep Customer reasonably informed of any changes that GrowthMed is made aware of which impact any of the SEO services under this provision and the execution thereof. While GrowthMed takes steps to remain familiar with the latest information, Customer acknowledges that GrowthMed may not be aware of changes to resources, algorithms, policies, industry changes or any other changes that may or may not affect SEO services at any given time. Customer acknowledges that some search engines offer paid inclusion programs that require a fee or continued maintenance or performance fees. Customer is solely responsible for the cost of all paid search fees requested in the Specifications and Customer agrees to must maintain adequate funds in all search engine accounts in order to maintain inclusion in each such index. Customer expressly waives any claim against GrowthMed arising out of or related to any change to search engine, directory or other Website policies which may adversely affect SEO performance based upon the Website created under the Build phase of this Agreement. Search engine and directory strategies change regularly and are generally quite diverse. The Work Product included in the Deliverables provided under this Agreement, or any portion thereof, may be excluded or banned from any search engine at any time. GrowthMed's only obligations in such circumstance under this Agreement are as set forth under this paragraph. Customer acknowledges that SEO performance tools can vary widely in their reported metrics. GrowthMed does not warrant that SEO will work on all platforms or any particular platform. Customer acknowledges that GrowthMed will not be responsible for the results, productivity or any other measurable metric, obtained by Customer on any such SEO measurement tool.

4.3 Advertising. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, create and manage customers paid advertising campaigns on appropriate platforms such as Google AdWords, Facebook, Instagram, etc. Customer hereby grants GrowthMed an irrevocable, world-wide, royalty-free license to reproduce, publish and republish any or all Content provided to GrowthMed for any Advertisement within the relevant platforms in accordance with the provisions of any advertisement order. GrowthMed may reject, refuse, omit, postpone, cancel, or require changes to the whole or part of any Content, advertisement order or Advertisement submitted for insertion into a platform at any time, whether or not it has accepted any order, including the dates for publication and positioning of the advertisement, or may accept the advertisement or order subject to additional terms or conditions. Customer shall provide or approve all content and shall ensure that all content is correct, accurate is not misleading and does not violate the law of any jurisdiction in which such advertising may appear. Customer understands and agrees that GrowthMed is not be responsible for any error or omission in the insertion of any Advertisement, or for any damage or loss of any copy, electronic files, data, drawings or other materials supplied to GrowthMed for the purpose of an Advertisement. Customer is solely responsible to ensure that all content submitted is in accordance with the Publisher's then current technical specifications (as may be updated from time to time), the current version of which is available on request.

4.4 Webhosting. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, provide access to a portion of a GrowthMed Web Hosting Server for the sole purpose of hosting the Work Product during the Term of this Agreement. GrowthMed hereby grants to Customer a non-exclusive, limited, license to use a designated portion of such server for the term of the Agreement as set forth herein.

4.5 1,500+ Word Article. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, author and deliver by posting to the Website so as to become part of the Work Product delivered under this Agreement and article of 1500 or more words ("Article") on a frequency set forth in the Specifications. GrowthMed may utilize Content provided by Customer for all or any portion of the Article. Customer agrees to review the article to ensure the accuracy of the information contained therein and correct any errors or inaccuracy within five (5) days thereof. Customer hereby waives any claim arising out of the content of any Article except one arising out of the infringement of any Intellectual Property right of any third party which claims are limited elsewhere herein. Customer shall own all right title and interest in and to each Article provided under this Agreement and hereby grants to GrowthMed, based upon the other consideration provided in this Agreement, a perpetual, irrevocable, nonexclusive, royalty-free, worldwide license, with the rights to sublicense, use, reproduce, distribute, publicly perform and publicly display by all means now known or later developed, each such Article in connection with GrowthMed's own use, for or on behalf of another customer of GrowthMed or for any other purpose. Customer agrees to cooperate in the protection of GrowthMed's and or Customer's enforcement of their respective rights under this provision so as to prevent the unauthorized use of any Article.

4.6 Email Blasts. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, author, deliver to Customer and send to Customer's email list, a marketing email ("Email Blast") for the purpose of generating traffic to the Website on a frequency set forth in the Specifications. GrowthMed may utilize Content provided by Customer for all or any portion of the Email Blast. Customer agrees to review the Email Blast to ensure the accuracy of the information contained therein and correct any errors or inaccuracy within five (5) days of delivery of a proof of each Email Blast. The failure to provide any correction shall constitute an approval of the content contained therein. Customer hereby waives any claim against GrowthMed arising out of the content of any Email Blast except one arising out of the infringement of any Intellectual Property right of any third party which claims are limited elsewhere herein. Customer shall own all right title and interest in and to each Email Blast sent to Customer's email list and hereby grants to GrowthMed, based upon the other consideration provided in this Agreement, a perpetual, irrevocable, nonexclusive, royalty-free, worldwide license, with the rights to sublicense, use, reproduce, distribute, publicly perform and publicly display by all means now known or later developed, each such Email Blast in connection with GrowthMed's own use, for or on behalf of another customer of GrowthMed or for any other purpose. Customer agrees to cooperate in the protection of GrowthMed's and or Customer's enforcement of their respective rights under this provision so as to prevent the unauthorized use of any Email Blast. Customer warrants that each Email Blast shall be truthful and accurate as to the source of the message and that the subject lines, which Customer shall approve prior to sending, are in no way false or misleading as to the identity of the sending organization or the nature of the content contained in the email. Customer

further agrees, to the extent that Customer's address provided on the Project Summary portion of this Agreement is not an accurate physical address for Customer, that Customer shall so inform GrowthMed and shall provide a physical address which GrowthMed may include in all Email Blasts, as required by the Can-Spam Act of 2003, 15 U.S.C. 7701, et seq. Customer further represents and warrants that it has the full "opt-in" consent of the owner of each email address contained within its Email List so as to comply with all State and Federal requirements pertaining to bulk commercial email including the Can-Spam Act of 2003, 15 U.S.C. 7701, et seq.

4.7 Public Relations Outreach. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, in the event we are made aware of newsworthy facts, engage in various efforts to attract the attention of various appropriate media outlets ("Public Relations") on a frequency set forth in the Specifications. GrowthMed may utilize Content provided by Customer for all or any portion of the Public Relations. Customer agrees to review any materials as may be requested by GrowthMed to ensure the accuracy of the information contained therein and correct any errors or inaccuracy within five (5) days thereof. Customer hereby waives any claim arising out of the content of any Public Relations. Customer understands that all decisions about when where and how to run any mention of Customer in any particular medium is at the sole discretion of each individual publication such that there is no guarantee of any particular mention, the nature of such mention or the frequency thereof.

4.8 Email Hosting. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, make available a number of mailboxes up to the amount set forth in the Specifications for use by Customer in relation to the Website and Customer's business. Customer agrees to utilize only the number of mailboxes which are active for the Website and Customer's business. Customer shall log into each email accounts on a regular basis, no less than monthly, for each mailbox to remain active. If, after six months, no login has been made GrowthMed may remove the mailbox and permanently remove all content therein. Customer represents and warrants that it has, or has access to, knowledge and expertise required to configure, maintain and monitor the Email Hosting services. Customer understands and accepts that GrowthMed will have access to any material stored in any Customer mailbox and may, from time to time, require access to such material. While GrowthMed strives to maintain the greatest possible up-time for email services, all Email hosting is dependent upon on the services provided by third parties and is therefore provided to Customer on an "as is" and "as available" basis. Customer agrees to utilize all email services in a manner that is in full compliance with all State and Federal law and in a manner which will not subject GrowthMed servers to blacklisting, DOS attacks or is in any way otherwise harmful to the GrowthMed server and network structure.

4.9 SSL Certificates. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall, for a fee which may be waived, where set forth in the Specifications, obtain a Secure Socket Layer (SSL) certificate for the Website. Customer is responsible to renew this SSL certificate. As a courtesy only, GrowthMed may notify you of the option to renew your SSL certificate, however, in the event that such fees go unpaid the certificate will not renew and will expire or be cancelled. GrowthMed provided SSL certificates are non-transferrable between websites or registrants.

4.10 Domain Name Redirection / Registration. GrowthMed, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, shall for a fee which may be waived, either (a) assist Customer to re-direct an existing domain name to the GrowthMed servers or (b) assist Customer to procure a new domain name. All domain name registration, shall be in Customer's name for both the billing and administrative contacts. The technical contact is generally required to be the hosting ISP or Domain Registrar. GrowthMed will not register domain names in GrowthMed name. Customer is responsible for renewing Customer's domain name. As a courtesy only GrowthMed may notify you of the option to renew your domain name, however, in the event that such fees go unpaid the domain name will not renew and will expire or be cancelled.

4.11 Backup. GrowthMed shall, subject to the terms and conditions set forth herein, to the extent so provided in the Specifications, maintain a regular backup of all Deliverables and Work Product. Customer shall, in addition, maintain its own backup of all Work Product, the Website and of all Customer Data stored within or collected on, by or in any way in relation to the Website. Customer waives any claim against GrowthMed arising out of or related to any loss of data stored on, in or in relation to the Website.

4.12 Maintenance Services Generally. GrowthMed reserves the right to change, amend and/or otherwise alter or discontinue the provision of any Maintenance Services without prior notice to you. All payments are in advance. There are no refunds for Maintenance Services whether or not the term for which any payment is made has expired. Maintenance fees are, in part, compensation for Design and Build Services. Pricing for Maintenance Services is in part based upon the length of the agreed term and the nature and extent of the Specifications. For this reason, Maintenance Service fees are incurred at the commencement of the agreement and are due and payable regardless of any earlier termination of the Agreement.

5.0 FEES AND PAYMENTS.

5.1 Build Fee Total. Customer agrees to pay GrowthMed, as consideration for the performance of the Services, the compensation set forth in the Build and Maintenance portion of Section 3 herein and does not include any Maintenance Fees or amounts due under any Work Order for Additional Services. The Build Fee Total is the agreed amount for the Build portion of this Agreement and is considered fully earned and incurred by Customer upon commencement of this Agreement regardless of the completion of the Services, Specifications or any Work Order issued in connection herewith.

5.2 Build Fee Deposit Paid. The Deposit Paid is the portion of the Total Fee paid prior to or at the time of execution of this Agreement and it shall be applied to reduce the Total Fee by the amount paid.

5.3 Build Fee Balance Due. The Balance Due is the portion of the Total Fee remaining payable after the Deposit Paid is applied. The

Balance Due is due and payable regardless of whether the any or all Services are completed under this Agreement. Any payment Terms are for convenience only and do not alter the Total Fee required under this Agreement. The Balance Due does not include additional fees ("Additional Fees") for any changes or additions to the Agreement after the Effective Date. Additional Fees shall be due and payable as set forth in any Work Order generated after the Effective Date and shall be due and payable as set forth therein.

5.4 Agreed Maintenance Fee. Agreed Maintenance Fees are the fees due to GrowthMed on a Monthly basis commencing upon certification by GrowthMed that the Build Services are complete. Agreed Maintenance Fees are further compensation for the Build and Maintenance Services, jointly, and are incurred by Customer upon commencement of the Agreement without regard to any earlier termination of this Agreement under the Build or Maintenance phase. Absent any Work Order to the contrary, Agreed Maintenance Fees are (a) due Monthly, in advance, at the beginning of each calendar month of maintenance service; (b) guaranteed by Customer for the full Maintenance Period set forth in Section 3 regardless of any earlier termination of this Agreement; and (c) subject to acceleration, so as to become due in full in the event of any termination of this Agreement in advance of the expiration of the Maintenance Period. Customer agrees to pay all Maintenance Fees including but not limited to the following: SEO Fees, Advertising Fees, Webhosting Fees, Email Blast Fees, Public Relations Outreach Fees, Email Hosting Fees, SSL certificate fees and associated setup and termination fees for each of these Maintenance Services. In some cases, one or more of these fees may be waived. Any agreement to waive any fee for any Term or part of any Term does not constitute an agreement to waive any or all of such fees in any subsequent or renewal Term. Absent any statement to the contrary in the Specifications, the Agreed Maintenance Fee includes all of the aforementioned fees.

5.5 Payment Timing. Unless otherwise provided in Specifications or in any Work Order, payment is due and payable within ten (10) days after receipt of GrowthMed's invoice. In addition, Customer agrees to pay to GrowthMed all direct costs, incurred in connection with the Services performed hereunder to the extent that such expenses shall have been authorized or approved by Customer in writing (including by email), in advance. Any dispute as to any invoice shall be raised in writing, with specificity, within ten (10) days of issuance of the invoice or shall be waived. In the event of any dispute, the parties agree to work in good faith to resolve any such dispute in full within ten (10) days of any such notice of dispute.

5.6 Payment Methods. GrowthMed will submit an invoice to Customer electronically via email address of Customer's choosing. All payments are to be by check, payable in U.S. funds, for all GrowthMed services under this Agreement. In the event GrowthMed, at its sole option chooses to accept payment by credit, debit or ATM card, Customer agrees to pay a service fee in the amount up to 5% of the charge in addition to the amount of the charge.

5.7 Default. In the event Customer fails to pay any Fee due under this Agreement or under any Work Order issued in connection herewith by the date due, Customer shall be in default of the terms of this Agreement. Default under this section shall be considered to be a material default and shall result in the right of GrowthMed to terminate the Agreement, immediately, and without further notice to Customer. Termination of the Agreement under this section shall include the right of GrowthMed to (a) immediately cease the provision of Build Services and Maintenance Services and (b) immediately terminate public and/or Customer access to the Website and all components thereof or resources owned by GrowthMed, whether leased to Customer by GrowthMed or not. Any amounts unpaid when due shall accrue interest at the legal rate until paid.

6.0 CONFIDENTIALITY.

6.1 Disclosure. GrowthMed and Customer each acknowledge that the other may have a proprietary interest in their Confidential Information. The term **"Confidential Information"** means confidential or proprietary technical data, trade secrets or know-how, including, but not limited to, themes, plugins, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, SEO methodology, marketing, finances or other business information concerning Customer, which has been identified in writing as confidential or is of a nature that a reasonable person would understand such information to be confidential. During the term of this Agreement and thereafter, the receiving party will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to or learned by the sharing party before or after the Effective Date. It is understood that all Confidential Information shall remain the sole property of the sharing party, and that the receiving party shall have no interest therein or rights with respect thereto except to perform its obligations under this Agreement or the Services pursuant to this Agreement. Upon completion of the Services or termination of this Agreement, or at any time upon request from the sharing party, the receiving party shall promptly destroy or, at the sharing party's reasonable request, return to the sharing party all such tangible Confidential Information it its possession.

6.2 Exclusions. Confidential Information does not include information which: (i) was publicly known and available in the public domain prior to the time of disclosure by Customer, (ii) becomes publicly known and available in the public domain after disclosure by Customer through no action or inaction of GrowthMed, (iii) is in the possession of GrowthMed at the time of disclosure by Customer, (iv) is independently developed by GrowthMed without use of or reference to Customer's Confidential Information, (v) is received by GrowthMed from a third party without an accompanying duty of confidentiality, (vi) is required by law to be disclosed by GrowthMed, provided that GrowthMed gives Customer prompt written notice of such requirement prior to such disclosure, to the extent not prohibited by applicable law (in such case, upon request of Customer and at Customer's expense, GrowthMed shall cooperate in contesting such a disclosure), or (vii) has been approved for public disclosure in writing by Customer.

6.3 Disclosure and Use Restrictions. GrowthMed agrees to maintain in confidence and not to disclose to any third party, and not to use for its own benefit other than for the performance of its obligations under this Agreement, all Confidential Information revealed to or learned by GrowthMed or created by GrowthMed specifically for Customer. GrowthMed further agrees to take reasonable precautions to prevent

unauthorized disclosure or use of any such Confidential Information. Provided that GrowthMed shall have complied with its obligations in the final sentence of Section 6.1, GrowthMed's obligations under this Section 6 shall cease two (2) years after the expiration or termination of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, the respective obligations of the parties as they pertain to any portion of the Confidential Information that constitutes a trade secret shall survive unless and until such information is no longer deemed a trade secret.

6.4 Third Party Information. GrowthMed will respect any confidential information obligations it may have to third parties and agrees not to use or to disclose to Customer, or its agents, employees, or clients, without required consent any confidential information GrowthMed has received from third parties. In addition, GrowthMed acknowledges that in the course of its performance of this Agreement, it may receive confidential information from a third party with respect to which GrowthMed is performing services on behalf of Customer pursuant to this Agreement. GrowthMed agrees to treat such information as Confidential Information in accordance with this Section 2.

7.0 OWNERSHIP OF MATERIALS.

7.1 Work Product. Subject to full satisfaction of all payment obligations under this Agreement, GrowthMed hereby grants to Customer a perpetual, irrevocable, nonexclusive, royalty-free, worldwide license, to use, reproduce, distribute, publicly perform and publicly display on the World Wide Web the Work Product in connection with the Maintenance Services provided under this Agreement. GrowthMed shall retain exclusive ownership rights to all aspects of the Work Product except the Confidential Information of Customer as defined herein.

7.2 Customer Content. Customer will retain all ownership of Customer Content. Customer hereby expressly grants to GrowthMed a perpetual, irrevocable, nonexclusive, royalty-free, worldwide license, to use, reproduce, distribute, publicly perform and publicly display on the World Wide Web but only for purposes consistent with the terms of this Agreement.

7.3 Pre-Existing, Derivative and Generic Materials. As between the parties, GrowthMed retains exclusive ownership of all right, title and interest, except as expressly licensed to Customer hereunder, in and to all software, content, copyrightable material, inventions, improvements, developments, concepts, discoveries, themes, plugins and other materials (a) created, developed or made by or on behalf of GrowthMed prior to the Effective Date ("Pre-Existing Materials") (b) any and all modifications, improvements, enhancements and derivative works of the Pre-Existing Materials developed, created, conceived or reduced to practice by GrowthMed at any time on or after the Effective Date, whether in connection with its performance of the Services provided under this Agreement or not ("Derivative Materials") and (c) created developed or made by or on behalf of GrowthMed either before or after the Effective Date which is so created, developed, or made as a generic or open source component or acquired as an open source component and included within any deliverable. Pre-Existing, Derivative and Generic Materials are not independently part of the Work Product. GrowthMed shall retain the unrestricted right to use, reproduce, modify and exploit Pre-Existing, Derivative and Generic Materials provided that such use etc. does not utilize or contain any Customer Confidential Information.

7.4 Services to Competitors / Limitation. The Services provided under this Agreement are non-exclusive. Nothing in this Agreement shall preclude GrowthMed from providing services or developing for itself, or for others, software or materials which are competitive with those produced as a result of the Services provided hereunder provided that none of the foregoing software or materials incorporate any Confidential Information or Work Product of Customer therein, other than any Pre-Existing, Derivative Materials or Generic Materials. The terms of this Agreement shall not be construed to limit GrowthMed's right to independently develop or acquire products without the use of any of Customer's Confidential Information or trade secrets. Nothing in this Agreement shall limit the ability of GrowthMed to use all knowledge, skill, expertise, know-how, ideas, concepts and techniques acquired in intangible form that are retained in the unaided memories (not having the intention to memorize the information for the purpose of retaining and subsequently using or disclosing such information) of GrowthMed's employees except that nothing herein shall alter the restrictions set forth in this Agreement upon the use of Confidential Information or any use of Customer's copyrights, patents or trade secrets. GrowthMed shall not be restricted from, or limited in, assigning any of its employees who received or had authorized access to the Deliverables or Confidential Information to work on other projects or technologies so long as such employees do not incorporate any of the Customer's Confidential Information or technology in any manner.

8.0 INDEMNITY.

8.1 GrowthMed Indemnity. GrowthMed will indemnify, defend and hold Customer, its affiliates, and their respective managers, officers, agents and employees (each, an "Customer Indemnified Party") from and against all actual or threatened suits, actions, proceedings, claims, damages, fines, judgments, settlements, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and court costs) arising out of any claim by a third party against a Customer Indemnified Party resulting from, alleged to have resulted from or in connection with (i) any breach by GrowthMed of its covenants, obligations, representations and/ or warranties contained in this Agreement, or (ii) infringement of such third party's intellectual property rights by the Website or GrowthMed's performance of the Services, provided that such claims are not based upon any use of the Website by the Customer (A) in violation of this Agreement, the Specifications or a Work Order, (B) in combination with other products, systems or software not provided by GrowthMed if such combination is the basis for such third-party claim, (C) that was developed pursuant to instructions, requirements or specifications provided by Customer, (D) that was modified by anyone other than GrowthMed after delivery by GrowthMed if such modification is the sole basis for such third-party claim, (E) after Customer being notified of the alleged infringement and provided with modifications that would have avoided the alleged infringement, or (F) which is incidental to the infringement and does not contribute to the infringement. In the event GrowthMed reasonably determines that any portion of the Website may infringe any third party's proprietary or intellectual property rights, without limiting the indemnification obligations of GrowthMed hereunder, GrowthMed may, at its option and expense, (x) procure for Customer the

right to continue using the suspected infringing Work Product or (y) replace or modify the Work Product to make it non-infringing with equivalent functionality.

8.2 Customer Indemnity. Customer will indemnify, defend and hold harmless GrowthMed and its respective directors, officers, employees and agents (each, a "GrowthMed Indemnified Party") from and against all claims, causes of action, damages and liabilities (including reasonable legal fees, expenses and court costs), arising out or concerning any claim by a third party against any GrowthMed Indemnified Parties to the extent resulting from, alleged to have resulted from or in connection with (i) any breach by Customer of its covenants, obligations, representations and/ or warranties contained in this Agreement, or any (ii) any claim etc. arising out of or related to any material provided by Customer to GrowthMed including but not limited to the Customer Content and Confidential Information provided by Customer to GrowthMed provided that such claims etc. are not based upon any use of any such Customer Content or Confidential Information in violation of this Agreement, the Specifications or any Work Order.

8.3 Indemnification Procedures. The party entitled to indemnification (each, an "Indemnified Party"), will give prompt written notice of any indemnification claim to the party responsible for providing indemnification under Sections 6.1 or 6.2 (each, an "Indemnifying Party"), provided that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party suffers prejudice as a result of such failure. The Indemnified Party will allow the Indemnifying Party the sole control of the defense and related settlement negotiations for such claim, provided however, (i) the Indemnified Party will have the right to approve or disapprove any settlement or compromise, which approval will not be unreasonably withheld or delayed; and (ii) the Indemnified Party will assist and cooperate in the defense and settlement negotiations as requested by the Indemnifying Party so long as the Indemnifying Party pays the Indemnified Party's out-of-pocket expenses associated with such assistance and cooperation. In the event that the Indemnifying Party refuses or fails to control the defense, within thirty (30) days of receiving notice of such claim, then the Indemnified Party may so defend at the cost and expense of the Indemnifying Party.

9.0 GENERAL PROVISIONS.

9.1 Skill and Diligence. GrowthMed warrants that the Services shall be carried out with all reasonable skill, care and diligence and that GrowthMed personnel assigned to perform the Services possess the training, skills, competence and experience necessary to safely and properly perform the Services. GrowthMed makes every reasonable effort to maintain operation of the GrowthMed service. However, because many events and circumstances are beyond the control of GrowthMed, GrowthMed does not, in any way, warrant or otherwise guarantee the availability of the GrowthMed system or servers and is not responsible for any delay or loss of data, lack of connection, slow connection, or any other such issues whether due to the active or passive negligence of GrowthMed.

9.2 Free of Material Defects. GrowthMed warrants that the Work Product shall be free from any material defects in design, material, and workmanship and shall conform to the Specifications agreed between the Parties for a period of 1 year after acceptance (unless otherwise set forth in the Specifications). Under no circumstances is any particular SEO or financial performance to be considered a material defect if not achieved.

9.3 NO IMPLIED WARRANTIES. CUSTOMER WAIVES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

9.4 DAMAGE LIMITATION. CUSTOMER WAIVES ANY CLAIM FOR DAMAGES, DIRECT OR INDIRECT, AND AGREES THAT ITS SOLE AND EXCLUSIVE REMEDY FOR DAMAGES (EITHER IN CONTRACT OR TORT) IS LIMITED TO THE RETURN OF AN AMOUNT UP TO THE CONSIDERATION PAID TO GROWTHMED IN THE 3 MONTHS PRIOR TO ANY CLAIM THEREFORE.

9.5 Independent Contractor. GrowthMed shall be retained as independent contractors. GrowthMed will be fully responsible for payment of their own income taxes on all compensation earned under this Agreement. Customer will not withhold or pay any income tax, social security tax, or any other payroll taxes on GrowthMed's behalf. GrowthMed understands that they will not be entitled to any fringe benefits that Customer provides for its employees generally or to any statutory employment benefits, including without limitation worker's compensation or unemployment insurance.

9.6 Entire Agreement. This Agreement contains the entire Agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both parties hereto.

9.7 Survival. Upon the effective date of termination or expiration, all rights and duties of the parties toward each other will cease except as otherwise expressly set forth herein the following Sections of this Agreement shall survive such termination or expiration: 2 (Term and Termination), 4 (Fees and Payments), 5 (Confidentiality), 6 (Ownership of Materials), 7 (Indemnity), 8 (General Provisions).

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Exclusive jurisdiction and venue shall be in the Los Angeles, California Superior Court.

9.9 Binding Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be Los Angeles, California. California law shall apply. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Customer and GrowthMed and their respective successors and assigns, provided that GrowthMed may not assign any of their obligations under this Agreement without Customer's prior written consent

9.11 Waiver. The waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

9.12 Good Faith. Each party represents and warrants to the other that such party has acted in good faith, and agrees to continue to so act, in the negotiation, execution, delivery, performance, and any termination of this Agreement.

9.13 No Right to Assign. Customer has no right to assign, sell, modify or otherwise alter this Agreement, except upon the express written advance approval of GrowthMed, which consent can be withheld for any reason. GrowthMed may assign its rights and obligations under this Agreement, without notice or consent, in the event of a transfer or sale of all or substantially all of its assets.

9.14 Use of Material for Promotional Purposes. Customer grants GrowthMed the right to use its work in producing SEO for promotional purposes and/or to cross-link it with other advertising developed by GrowthMed. Customer grants GrowthMed the right to list, reference or otherwise identify Customer as a client of GrowthMed in GrowthMed's advertising and marketing.

9.15 No Responsibility for Loss. GrowthMed will have no responsibility for any third-party disrupting, intruding or otherwise copying files in part or in whole on all or any part of the work performed for SEO. GrowthMed is not responsible for any down time, lost files, improper links or any other loss that may occur in the operation of SEO under this Agreement.

9.16 Right to Make Derivative Works. GrowthMed will have the exclusive rights in making any derivative works from any of its work, practices, coding, programming or other work in regard to SEO.

9.17 Identification of GrowthMed. Customer agrees that GrowthMed identification may be annotated to identify GrowthMed or any other third party provider, or open source attribution, and that such annotations will remain unchanged within the code or on the Website as originally included. Customer also agrees to put GrowthMed's copyright notices on SEO and the relevant content therein.

9.18 Transfer of Rights. In the event GrowthMed is unable to continue maintenance of SEO services, non-exclusive rights to SEO will be granted to Customer. Transfer of Rights does not apply to non-transferable third-party licenses and proprietary Material owned by the GrowthMed.

9.19 Subpoena Policy. You hereby consent and agree that as to any information which GrowthMed may collect from you and/or maintain with respect to you, including but not limited to your account information, dates of service, billing address, billing records, usage statistics, site statistics, services purchased, domain name purchases, correspondence to or from GrowthMed concerning you or your account, or other information which in GrowthMed sole judgment is reasonable, GrowthMed may disclose such information to public or private third parties as applicable law may require or permit. The decision as to whether to disclose such information as may be required, permitted or otherwise reasonable shall be within the sole discretion of GrowthMed and may include but shall not be limited to (1) compliance with court order, subpoena or other request of any State or Federal government, (2) compliance with the Electronic Communications Decency Act, (3) compliance with the Digital Millennium Copyright Act (3) compliance with the GrowthMed Terms of Service or other policies. GrowthMed may charge the person or entity submitting any civil subpoena or other such information request, or any response thereto the costs associated with compliance. Payment must be made either (a) within thirty (30) days from the date of the GrowthMed invoice for these costs and services or (b) prior to the release of the information sought, whichever is earlier. Checks should be made payable to GrowthMed. Compliance costs are as follows:

Research, Phone Calls, Document Review - $75.00/hour
Postage, Express Mail - Cost as Billed
Copies, Scanning, Document Production - $.25/page

9.20 Communications. During and after the term of this agreement you agree to receive periodic emails, telephone calls, or SMS message containing commercial offers from GrowthMed and certain approved marketing partners in regards to GrowthMed or such partner products, services. We may also contact you concerning your account, system conditions, changes, updates or and schedules.

9.21 Account Information. You agree to provide and at all times during the term of this agreement maintain true and accurate account information on file with GrowthMed specifically including your Name, Address, Email address, telephone number billing information and any other account information requested at any time during the signup process. You further agree that the failure to provide or maintain such accurate information is a material breach of this agreement and subjects your account to suspension and/or termination as set forth in paragraph eight (8) herein.

9.22 Privacy Policy. You agree to the terms of the GrowthMed Privacy Policy located at https://growthmed.com/privacy-policy/